SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 6, 2003 (August 4, 2003)

Date of Report (Date of earliest event reported)

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Kansas	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas 66612

(Address of principal executive offices)

(785) 575-6300

(Registrant’s telephone number, including area code)

WESTAR ENERGY, INC.

Item 5.    Other Events

On August 6, 2003, Westar Industries, Inc., our wholly owned subsidiary, announced that it has priced a secondary offering of 9.5 million shares of common stock of ONEOK, Inc. at a public offering price of $19.00 per share, which will result in gross proceeds of approximately $180.5 million. The transaction is expected to close on Monday, August 11, 2003. The shares of ONEOK stock to be sold include shares of ONEOK common stock and shares of ONEOK $0.925 Series D Non-Cumulative Convertible Preferred Stock converted into shares of ONEOK common stock.

Upon closing of the offering, ONEOK will repurchase approximately 2.6 million shares of its common stock from Westar Industries at the public offering price of $19.00 per share, or $50 million in additional proceeds. JPMorgan has been granted an option to purchase up to an additional 1.425 million shares of ONEOK common stock to cover over-allotments, if any. We will use the proceeds of the sale, net of taxes and expenses, to reduce our debt. As a result of the two transactions, and excluding the shares covered by the underwriter’s over-allotment option, we will beneficially own approximately 15% of ONEOK’s stock assuming the conversion of the remaining shares of ONEOK $0.925 Series D Non-Cumulative Convertible Preferred Stock.

Item 7.    Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1 – Transaction Agreement, dated August 4, 2003, between ONEOK, Inc., Westar Energy, Inc., and Westar Industries, Inc

Exhibit 99.2 – Underwriting Agreement, dated August 5, 2003, between J.P. Morgan Securities Inc., ONEOK, Inc., Westar Energy, Inc., and Westar Industries, Inc.

Exhibit 99.3 – Press release dated August 4, 2003.

Exhibit 99.4 – Press release dated August 5, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date:	August 6, 2003	By	/S/ MARK A. RUELLE
Mark A. Ruelle, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Transaction Agreement, dated August 4, 2003, between ONEOK, Inc., Westar Energy, Inc., and Westar Industries, Inc.

99.2	Underwriting Agreement, dated August 5, 2003, between J.P. Morgan Securities Inc., ONEOK, Inc., Westar Energy, Inc., and Westar Industries, Inc.

99.3	Press release dated August 4, 2003.

99.4	Press release dated August 5, 2003.